Prospectus Supplement No. 1 (to prospectus dated May 20, 2021)	Filed pursuant to Rule 424(b)(3) Registration No. 333-239840

HYCROFT MINING HOLDING CORPORATION
960,867,645 shares of Common Stock
13,489,999 Warrants
37,500,212 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 20, 2021 (the “Prospectus”), related to: (1) the issuance by us of (i) up to 34,289,999 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Hycroft Mining Holding Corporation, a Delaware corporation (the “Company,” “we,” “our”), that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants and PIPE warrants (as such terms are defined in the Prospectus) at an exercise price of $11.50 per share of Common Stock, and (ii) up to 3,210,213 shares of Common Stock that may be issued upon exercise of the Seller warrants (as such term is defined in the Prospectus) at an exercise price, as of the date of this prospectus supplement, of $41.26 per share upon the exercise of 12,721,623 Seller warrants, each currently exercisable into approximately 0.27411 shares of Common Stock, which exercise price and number of shares may fluctuate under the terms of the Seller Warrant Agreement; and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) or their permitted transferees of up to (i) 60,867,645 shares of Common Stock, and (ii) up to 13,489,999 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants and PIPE warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 24, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, our public warrants, and the Seller warrants are listed on The Nasdaq Stock Market LLC, or NASDAQ, under the symbols “HYMC,” “HYMCW,” and “HYMCZ,” respectively. On May 21, 2021, the last reported sales price of our Common Stock was $3.85 per share, the last reported sales price of our public warrants was $0.6978 per warrant, and the last reported sales price of our Seller warrants was $0.3750 per warrant.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 24, 2021